Precipio CEO Issues Shareholder Update Letter

NEW HAVEN, CT, (March 11th, 2019) – Specialty diagnostics company Precipio, Inc.  (NASDAQ: PRPO), issues the following letter from CEO Ilan Danieli.

Dear Shareholders,

Following our recent quarterly conference call, I would like to provide additional information on three key topics:

1.	Nasdaq compliance strategy
2.	Capital raise philosophy
3.	Management (insider) stock acquisition

1.	Nasdaq Compliance Strategy

The management team’s goal to protect and preserve shareholder value remains in focus at all times. As we face the deadline to achieve compliance with the US$1.00 minimum bid price requirement by March 25, 2019, management and the board continue to strive to either avoid a reverse split, or at least to minimize the reverse split ratio. Our intention is to utilize the Nasdaq delisting hearing appeal process in order to do so.

Once a listed company receives a delisting determination letter from Nasdaq, it can choose to appeal that determination. The process involves requesting a compliance hearing within 7 days from the receipt of the delisting notification. A company is typically scheduled for a hearing 30 to 45 days from the date of its request for a hearing and the Hearing Panel typically issues a decision within 30 days of the hearing.

As informed by Nasdaq, the delisting of the company will be postponed pending a decision by a Hearing Panel - meaning the company remains listed until the hearing takes place and the Hearing Panel has issued a written decision.

As we are working on significant pipeline of business initiatives, we are of the view that an additional time beyond the March 25th deadline, if granted, may enable management to complete some of the business initiatives announce them to the market and hopefully achieve a  share price appreciation as a result of positive news on impactful business developments which will benefit our stockholder.

2.	Capital raise philosophy

I would like to address shareholder concern regarding the company’s capital raise needs, and subsequent dilution which occurs when any company raises equity. We are a  growth company and are not yet profitable, and therefore require external sources of cash to finance our operations. We believe that the equity line that we have been utilizing provides us with capital at the lowest cost available to us in the market.

We have been managing our expenses in a cost effective manner and continue to pursue meaningful expense reductions. To this end, we have been maintaining cash levels at a manageable level in order to minimize the use of the equity line.

What are the company’s alternatives for financing? Going to the market to raise significant capital at our current market cap would be extremely dilutive and would not be perceived as the most favorable form of action to protect shareholder value. We have decided that until the company recovers its market cap, we will do our best to avoid such a raise, so as to preserve shareholder value, and minimize dilution.

I realize that some of the shareholders are concerned that the reverse split will be followed by a capital raise, causing “double-impact” dilution. At our current market cap of circa ~$8M, whether we conduct a reverse split or not (or at any ratio), the market cap is the same.

Our philosophy and focus is to retain shareholder value and to the extent possible, minimize dilution while continuing to fully operate the company so that it demonstrates results that we believe will help regain a good part of its lost market cap.

Management believes that the near-term business opportunities may substantially reduce the company’s cash needs through a strong impact on both revenue, and gross margin contributing to bottom line results.

When the company’s financial performance is stronger and our market cap has recovered, we will, if and as needed, consider a more substantial raise.

3.	Management (insider) stock buying

Many shareholders have been asking why management isn’t buying stock to demonstrate our belief in the company. The challenge is that in a company with a volatile stock as ours, any purchase that would be followed by an announcement such as recent news (e.g. DoD press release that caused an increase of as high as 50% during the day), has the potential to be viewed as insider trading.

After extensive review, we have identified several vehicles to facilitate us purchasing stock in a way that doesn’t jeopardize management as “insiders”. One solution we’ve identified is a 10b5-1 plan, which enables management to purchase stock at a pre-determined and set schedule, thereby removing any concerns of purchases influenced by news, as the purchases are done at set time intervals, and set amounts.

We are actively working to explore this (and other) options, and upon becoming effective, we will announce it and provide further details. I intend to be an active participant. I am and continue to be fully dedicated to the company and want to make sure that you, our shareholders, will see the results of my and my team’s dedication.

Summary

I hope this letter has helped shed light on some of the issues concerning you, our shareholder. We are committed to regaining shareholder value, and now, more than ever, I believe the business is close to turning the corner and achieving substantial, financially-impactful results. I know your patience has been tried, and I thank you for the belief in what we are doing.

As always, your emails are appreciated and our IR team tries to respond to all of them in a timely manner. I look forward to future interactions.

Sincerely,

Ilan Danieli

CEO,

Precipio, Inc.

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment such as the Yale School of Medicine and Harvard’s Dana-Farber Cancer Institute, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws, including potential market opportunity, plans and prospects and other statements containing the words “anticipate,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the known risks, uncertainties and other factors described in the Company’s definitive proxy statement filed on May 29, 2018, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and on the Annual Report on Form 10-K for the year ended December 31, 2017 as well as the Company’s prior filings and from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Precipio Inquiries:

investors@precipiodx.com

+1-203-787-7888